Exhibit 23.1

Board of Directors
Digital Angel Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated December 21, 2001 relating to the consolidated financial statements which appear in Digital Angel Corporation’s (formerly Medical Advisory Systems, Inc.) Annual Report on Form 10-KSB for the year ended October 31, 2001.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP

Washington, D.C. August 5, 2002